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            GLOBAL WATER TECHNOLOGIES ANNOUNCES AMEX LISTING
                       APPLICATION IS NOT APPROVED


GOLDEN, CO - JULY 25, 2002 -- Global Water Technologies, Inc., (GWT) a full-service cooling water treatment company utilizing advanced technologies and engineered solutions to provide process cooling water to power plants, process industries, HVAC and municipalities, worldwide, today announced that it had received notification from the American Stock Exchange (AMEX) that its pending listing application had not been approved based upon the Company's failure to satisfy the initial listing standards, including the minimum stock price.

Commenting on the notification, George Kast, Chairman and CEO stated, "We are very disappointed that the Company's application for listing on AMEX was not approved. Current market conditions and lack of retail support for our securities have contributed to our failure to meet the initial listing requirements. In light of these circumstances, the Company is currently evaluating its options. Included among the options under consideration is the filing of a Form 15 with the SEC, which would terminate the registration of the Company's Common Stock under the Securities Exchange Act of 1934, and eliminate the requirement to make periodic filings with the SEC. We believe this would result in significant cost savings to the Company. Filing of a Form 15 would also render the Company's Common Stock ineligible for quotation on the Over The Counter Bulletin Board (OTCBB). The Company's securities could, however, continue to trade Over The Counter on the Pink Sheets Electronic Quotation Service."

ABOUT GLOBAL WATER TECHNOLOGIES:
Global Water Technologies, Inc. (OTCBB:GWTR) is a water technology and services company with major installations in the areas of power, process and HVAC. The company utilizes its proprietary technologies to enhance a facility's production by providing cold, high-quality water to increase operating efficiencies, reduce water use and operating costs. GWTR's client base includes but is not limited to the following companies:
Archer Daniels Midland, British Petroleum Amoco, Calpine (NYSE: CPN), Duke Fluor Daniel, General Electric (NYSE:GE), Kerr McGee, Mitsubishi, Mobil, Shaw Group (NYSE:SGR), Texaco, and YORK International.

FORWARD LOOKING STATEMENT:
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive and other factors, including, among other things, the size and timing of customer orders, changes in laws, new or increased competition, delays in new products, production problems, changes in market demand, market acceptance of new products, seasonal product purchases, and changes in foreign exchange rates. These factors, and other factors, which could materially affect the Company and its operations are included in the Company's filings with the Securities and Exchange Commission and are incorporated herein.


CONTACT:

Steve Rash
Global Water Technologies, Inc.
Phone:  303/215-1100, Ext. 192

info@gwtr.com or www.gwtr.com

KEYWORD:        COLORADO, POWER, ENERGY, UTILITY WATER, ENVIRONMENT


INDUSTRY:       POWER
                ENERGY
                UTILITY
                WATER
                ENVIRONMENT